Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Roger Kuebel 401-608-8945 rkuebel@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Second Quarter 2021 Results

MIDDLETOWN, RI, July 30, 2021 — KVH Industries, Inc., (Nasdaq: KVHI), reported financial results for the quarter ended June 30, 2021 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Second Quarter 2021 Highlights

•Total revenues increased by 17% in the second quarter of 2021 to $43.4 million from $36.9 million in the second quarter of 2020.

•Revenues for AgilePlans, our Connectivity as a Service program for the commercial maritime sector, were up more than 54% compared to the second quarter of 2020. AgilePlans now represent 44% of our mini-VSAT Broadband subscriber base.

•Our mini-VSAT Broadband airtime revenue increased $2.9 million, to $23.1 million, or 14%, in the second quarter of 2021 compared to the second quarter of 2020, driven primarily by a 13% increase in active subscribers. Unit shipments were up 87% for another record quarter.

•Fiber optic gyro (FOG) product and OEM product sales increased $1.5 million, or 23%, in the second quarter of 2021 compared to the second quarter of 2020, and TACNAV product sales increased $0.5 million in the second quarter of 2021 compared to the second quarter of 2020.

•Net loss in the second quarter of 2021 was $5.7 million, or $0.31 per share, compared to a net loss of $3.6 million, or $0.20 per share, in the second quarter of 2020.

•Non-GAAP net loss in the second quarter of 2021 was $0.8 million, or $0.05 per share, compared to a non-GAAP net loss of $1.6 million, or $0.09 per share, in the second quarter of 2020.

•Non-GAAP adjusted EBITDA in the second quarter of 2021 was $1.5 million, compared to break even in the second quarter of 2020.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s chief executive officer, said, “KVH recorded another strong quarter, reflecting our success in implementing our strategic priorities. We achieved record mini-VSAT Broadband shipments for the third consecutive quarter, driven largely by new AgilePlans subscriptions. While AgilePlans shipments do not immediately show up in revenue, they drive future top-line growth and are an important indicator of the robust health of our mobile connectivity business. Airtime revenue, a function of prior shipments, grew at double-digit rates over last year, and gross margin remained stable as we added network capacity to our expanding mini-VSAT Broadband HTS network. Our TracPhone V30, an ultra-compact VSAT antenna introduced at the end of March 2021, made up 26% of the total mini-VSAT Broadband shipments for the second quarter. For the mobile connectivity segment as a whole, revenue was up compared to a year ago. On the cost side, we continue to migrate VSAT customers onto our HTS network as we progress towards an exit of our legacy network by year-end. We are working hard to transition the remaining 26% of our airtime subscribers to our HTS network, which is important for maintaining the growth rate of our mini-VSAT Broadband service sales in 2022.

“In the inertial navigation segment, product sales increased by more than 27%, and we made substantial progress in integrating the photonic integrated chip (PIC) across our product portfolio. With respect to our outlook for the full year, we maintain our view that our full year revenues will increase by mid to high single digits over 2020 revenue and adjusted EBITDA to grow at a faster rate than revenue for the full year.”

The company operates in two segments, mobile connectivity and inertial navigation. In the second quarter of 2021, net sales for the mobile connectivity segment increased by $4.6 million compared to the second quarter of 2020. mini-VSAT Broadband airtime revenue increased by $2.9 million and TracVision product sales increased by $0.8 million. In the second quarter of 2021, net sales for our inertial navigation segment increased by $1.9 million, or 24%, compared to the second quarter of 2020. Inertial navigation sales increased primarily due to a $1.5 million increase in FOG and OEM product sales and a $0.5 million increase in TACNAV product sales. These increases were offset in part by a $0.3 million decrease in contracted engineering revenue.

Financial Highlights (in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
GAAP Results
Revenue	$43.4	$36.9	$85.7	$73.5
Net loss	$(5.7)	$(3.6)	$(9.7)	$(9.8)
Net loss per share	$(0.31)	$(0.20)	$(0.54)	$(0.56)

Non-GAAP Results
Net loss	$(0.8)	$(1.6)	$(1.8)	$(5.9)
Net loss per share	$(0.05)	$(0.09)	$(0.10)	$(0.34)
Adjusted EBITDA	$1.5	$0.0	$2.6	$(3.8)
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Second Quarter Financial Summary
Revenue was $43.4 million for the second quarter of 2021, an increase of 17% compared to $36.9 million in the second quarter of 2020.
Product revenues for the second quarter of 2021 were $17.3 million, an increase of 24% compared to the prior year quarter due to a $2.0 million increase in inertial navigation product sales and a $1.3 million increase in mobile connectivity product sales. Inertial navigation product sales increased primarily as a result of a $1.5 million increase in FOG and OEM product sales and a $0.5 million increase in TACNAV product sales. The increase in mobile connectivity product sales was primarily due to a $0.8 million increase in TracVision product sales. The increase in TracVision product sales was due to an increase in sales volume.
Service revenues for the second quarter of 2021 were $26.1 million, an increase of $3.1 million compared to the prior year quarter primarily due to a $3.2 million increase in mobile connectivity service sales, partially offset by a $0.1 million decrease in inertial navigation service sales. Mobile connectivity service sales increased primarily due to a $2.9 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 13% increase in active subscribers, primarily as a result of AgilePlans. Inertial navigation service sales decreased primarily due to lower contract engineering service revenue.
Our operating expenses increased $4.7 million to $21.1 million for the second quarter of 2021 compared to $16.4 million for the second quarter of 2020. This increase resulted primarily from an increase in professional fees, primarily relating to a stockholder’s nomination of a competing slate of directors at our annual meeting of stockholders, as well as an increase in salaries and employee benefits.

Six Months Ended June 30 Financial Summary

Revenue was $85.7 million for the six months ended June 30, 2021, an increase of 17% compared to $73.5 million for the six months ended June 30, 2020.

Product revenues for the six months ended June 30, 2021 were $35.7 million, an increase of 32% compared to the six months ended June 30, 2020 primarily due to an increase of $7.0 million in inertial navigation product sales and an increase in mobile connectivity product sales of $1.6 million. The increase in inertial navigation product sales was primarily due to a $4.7 million increase in TACNAV product sales and a $2.4 million increase in FOG product sales. The increase in mobile connectivity product sales was due to a $1.6 million increase in marine mobile connectivity product sales, which was primarily driven by a $0.9 million increase in TracVision product sales and a $0.6 million increase in mini-VSAT Broadband product sales.

Service revenues for the six months ended June 30, 2021 were $50.0 million, an increase of 8% compared to the six months ended June 30, 2020 primarily due to an increase in mobile connectivity service sales of $4.5 million, partially offset by a decrease of $1.0 million in inertial navigation service sales. The increase in mobile connectivity service sales was primarily due to a $5.0 million increase in our mini-VSAT Broadband service sales, which resulted in part from a 13% increase in active subscribers, primarily as a result of AgilePlans. Partially offsetting this increase was a $0.6 million decrease in content service sales. The decrease in inertial navigation service sales was due to a decrease in our contract engineering service revenue.

Our operating expenses increased $4.6 million to $40.4 million in the six months ended June 30, 2021 compared to $35.8 million in the six months ended June 30, 2020. This increase resulted primarily from the increase in professional fees described above, as well as an increase in salaries and employee benefits, partially offset by a decrease in warranty expense.

Other Recent Announcements

•KVH Ships Record Number of VSAT Units in First Quarter 2021.

•V.Ships Norway Subscribes to KVH linkHUB Service Providing Quality Movie and TV Entertainment for Seafarers.

•KVH Elite Unlimited VSAT Streaming Service for Yachts Expands to Eastern North America.

•KVH Introduces TracPhone LTE-1 Global Cellular Marine Communications Solution for Offshore Internet Access.

•KVH Industries Shareholders Elect Both of Company’s Director Nominees at 2021 Annual Meeting, Cielo Hernandez and Cathy-Ann Martine-Dolecki.

•Anglo-Eastern Chooses KVH’s NEWSlink Special Edition Sports Package as Morale Booster for Their Crew.

•KVH Partners with StratumFive for KVH Watch Maritime IoT Solution.

•RIX Shipmanagement Selects KVH AgilePlans VSAT Connectivity to Improve Crew Welfare and Optimize Operations.

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information, which may include constant-currency revenue, non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•Non-GAAP net income (loss) and diluted EPS exclude, as applicable, amortization of intangibles, stock-based compensation expense, goodwill impairment charge, intangible asset impairment charge, transaction-related and other variable legal and advisory fees, variable inventory reserves, other variable costs, foreign exchange transaction gains and losses, the tax effect of the foregoing and certain discrete tax charges, including changes in our valuation allowance and other tax adjustments.

•Non-GAAP adjusted EBITDA represents net income (loss) before, as applicable, interest income, net, income taxes, depreciation, amortization, stock-based compensation expense, goodwill impairment charge, intangible asset impairment charge, transaction-related and other variable legal and advisory fees, variable inventory reserves, other variable costs and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity and inertial navigation systems, with innovative technology designed to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL, and more than a dozen offices around the globe.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plans, our migration of legacy customers to our HTS network, our development goals, our anticipated revenue and earnings, and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the adverse impact of the COVID-19 pandemic, as well as governmental, business and other responses thereto and any resulting economic slowdown, on our revenues, results of operations and financial condition, which could continue to be material (particularly for our media and other travel-related businesses); possible SBA determination that all or a portion of our PPP loan is not eligible for forgiveness; challenges or delays in the transition of customers from our legacy network to our HTS network, which could result in a material loss of revenue; the reluctance or refusal of remaining legacy network customers to migrate to our HTS network; unanticipated changes or disruptions in our markets; increased competition, including as a result of industry consolidation and from companies offering networks with greater communication security options; technological breakthroughs by competitors; changes in customer priorities or preferences; potential customer terminations; unanticipated liabilities; the potential that competitors will design around or invalidate our intellectual property rights; a history and expectation of continuing losses as we increase investments in various initiatives; continued fluctuations in quarterly results; the uncertain duration of the initial adverse impact on our overall revenues of our AgilePlans and KVH Watch, under which we recognize no revenue for product sales, either at the time of shipment or over the contract term; potential delays in the development of a market for our IoT services; the need to develop an ecosystem of applications for our new IoT services; higher costs arising from the HTS network; costs arising from the termination of our legacy network; the uncertain impact of federal budget deficits, Congressional deadlock and the change in administration; the uncertain impact of changes in trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; unanticipated obstacles in our photonic chip and other product and service development, cost engineering and manufacturing efforts; delays in anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur; adverse impacts of currency fluctuations; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-HTS series, including with respect to new pricing models; increased price and service competition in the mobile connectivity market; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2021. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, TACNAV, KVH Watch, mini-VSAT Broadband, and AgilePlans. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Sales:
Product	$17,269	$13,949	$35,701	$27,043
Service	26,094	22,977	49,954	46,451
Net sales	43,363	36,926	85,655	73,494
Costs and expenses:
Costs of product sales	11,894	9,554	23,114	19,190
Costs of service sales	16,124	14,378	31,547	29,573
Research and development	4,505	3,866	9,072	8,153
Sales, marketing and support	7,937	6,795	15,483	15,495
General and administrative	8,705	5,769	15,848	12,167
Total costs and expenses	49,165	40,362	95,064	84,578
Loss from operations	(5,802)	(3,436)	(9,409)	(11,084)
Interest income	222	217	455	530
Interest expense	14	3	32	7
Other (expense) income, net	(1)	(161)	(790)	1,341
Loss before income tax expense (benefit)	(5,595)	(3,383)	(9,776)	(9,220)
Income tax expense (benefit)	78	169	(75)	546
Net loss	$(5,673)	$(3,552)	$(9,701)	$(9,766)

Net loss common share:
Basic and diluted	$(0.31)	$(0.20)	$(0.54)	$(0.56)

Weighted average number of common shares outstanding:
Basic and diluted	18,174	17,648	18,057	17,588

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Cash, cash equivalents and marketable securities	$34,368	$37,719
Accounts receivable, net	32,995	33,687
Inventories, net	22,300	24,674
Other current assets and contract assets	5,276	4,980
Total current assets	94,939	101,060
Property and equipment, net	59,102	56,273
Goodwill	6,622	6,592
Intangible assets, net	1,760	2,254
Right of use assets	4,492	6,893
Other non-current assets and contract assets	9,602	10,446
Non-current deferred income taxes	35	73
Total assets	$176,552	$183,591
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$29,024	$27,525
Contract liabilities	4,245	4,445
Current portion of long-term debt	6,927	4,992
Current operating lease liability	2,505	3,826
Total current liabilities	42,701	40,788
Other long-term liabilities	161	674
Long-term operating lease liability	2,114	3,204
Long-term contract liabilities	4,314	4,688
Non-current deferred tax liability	386	418
Long-term debt, excluding current portion	—	1,935
Stockholders’ equity	126,876	131,884
Total liabilities and stockholders’ equity	$176,552	$183,591

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS
(in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net loss - GAAP	$(5,673)	$(3,552)	$(9,701)	$(9,766)
Amortization of intangibles	280	241	556	489
Stock-based compensation expense	1,055	742	1,987	1,547
Transaction-related and other variable legal and advisory fees	2,720	58	3,585	201
Foreign exchange transaction (gain) loss	(73)	28	284	(1,157)
Tax effect on the foregoing	(806)	(211)	(1,330)	(224)
Change in valuation allowance and other tax adjustments (a)	1,658	1,070	2,847	2,974
Net loss - Non-GAAP	$(839)	$(1,624)	$(1,772)	$(5,936)

Net loss per common share - Non-GAAP
Basic and diluted	$(0.05)	$(0.09)	$(0.10)	$(0.34)

Weighted average number of common shares outstanding
Basic and diluted	18,174	17,648	18,057	17,588

(a)Represents a change in the valuation allowance on current year United States net operating losses, research and development tax credits and uncertain tax position adjustments.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
GAAP net loss	$(5,673)	$(3,552)	$(9,701)	$(9,766)
Income tax expense (benefit)	78	169	(75)	546
Interest income, net	(208)	(214)	(423)	(523)
Depreciation and amortization	3,613	2,752	6,963	5,402
Non-GAAP EBITDA	(2,190)	(845)	(3,236)	(4,341)
Stock-based compensation expense	1,055	742	1,987	1,547
Transaction-related and other variable legal and advisory fees	2,720	58	3,585	201
Foreign exchange transaction (gain) loss	(73)	28	284	(1,157)
Non-GAAP adjusted EBITDA	$1,512	$(17)	$2,620	$(3,750)

KVH INDUSTRIES, INC. AND SUBSIDIARIES
REVENUE AND OPERATING INCOME (LOSS) BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Mobile connectivity sales
Product	$8.0	$6.7	$14.9	$13.3
Service	25.7	22.5	49.3	44.8
Net sales	$33.7	$29.2	$64.2	$58.1

Inertial navigation sales
Product	$9.2	$7.2	$20.8	$13.7
Service	0.4	0.5	0.6	1.7
Net sales	$9.6	$7.7	$21.4	$15.4

Operating Income (Loss)	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Mobile connectivity	$0.6	$0.6	$0.2	$(1.7)
Inertial navigation	0.6	0.2	2.7	(0.7)
	1.2	0.8	2.9	(2.4)
Unallocated	(7.0)	(4.2)	(12.3)	(8.7)
Loss from operations	$(5.8)	$(3.4)	$(9.4)	$(11.1)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(percentage of total revenue)		(percentage of total revenue)
Mobile Connectivity Revenue Components
Product sales	19%	18%	17%	18%
mini-VSAT Broadband airtime	53%	55%	52%	54%
Content service	4%	4%	4%	5%
Inertial Navigation Revenue Components
FOG-based products	17%	16%	16%	15%
Tactical navigation products	3%	3%	8%	3%